Contact:	Ted Abajian Executive Vice President and Chief Financial Officer 805-745-7725

CKE RESTAURANTS, INC. NAMES LONG-TIME BOARD MEMBER, BYRON ALLUMBAUGH, CHAIRMAN OF THE BOARD
Company Also Announces Purchase of Resigning Chairman’s Options

CARPINTERIA, Calif. – July 19, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today that William P. Foley has resigned as Chairman of the Board and as a director of the company. His resignation is effective immediately. Mr. Foley first became a director of CKE Restaurants in 1993, and began serving as Chairman of the Board of Directors in March 1994. He was the company’s CEO from 1995 through March 2000.

“I am very proud of what we have accomplished at CKE since I joined the Board, but I feel it’s time for me to pursue other pressing business and personal commitments,” said Mr. Foley. “This was not an easy decision, as I have enjoyed being a Board member and playing a part in the company’s recovery and success. I remain a shareholder and a supporter of CKE, and believe that, with the current Board and management, the company is in very good hands.”

“I completely understand Bill’s reasons for resigning,” said Andrew F. Puzder, CKE Restaurants, Inc. president and CEO. “Nonetheless, Bill has been a friend and mentor for years and, while he has assured me he will be available for advice and consultation, his presence on our Board will be missed. I believe I speak on behalf of our entire Board and our management team in wishing Bill great success in the future. His contributions to the success of this company will long be remembered.”

The company announced that its Board of Directors approved Byron Allumbaugh as Mr. Foley’s successor as Chairman of the Board. Mr. Allumbaugh, who currently serves as Vice Chairman of the Board, has been a Board member since 1996. He is a business consultant and the former Chairman of the Board and CEO of Ralph’s Grocery Company.

“Having served on the CKE Board of Directors for nearly ten years now, I know the company quite well,” said Allumbaugh. “I look forward to helping the company continue to grow and prosper in the future in my new role as Chairman of the Board.”

In connection with Mr. Foley’s resignation, the company’s Board of Directors approved an agreement pursuant to which the company will purchase all of Mr. Foley’s outstanding options for a cash consideration of $11,000,000, which the company will record as an expense in the current quarter. As of July 18, 2005, Mr. Foley held outstanding options to purchase an aggregate of 1,715,512 shares of the company’s common stock, of which options to purchase 1,665,513 shares were vested and exercisable as of such date, and options to purchase 49,999 shares were unvested. The purchase price for Mr. Foley’s options was determined after arm’s length negotiations using the Black-Scholes methodology. Citigroup Global Markets, Inc. acted as financial advisor to the company in connection with the option purchase.

As of the first fiscal quarter ended May 23, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,165 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,020 Carl’s Jr.® restaurants, 2,029 Hardee’s® restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, dividend declarations, share repurchase programs and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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